CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in this Registration Statement of DWS Value Equity Trust on Form N-1A ("Registration Statement") of our report dated April 14, 2008 relating to the financial statements and financial highlights which appears in the February 29, 2008 Annual Report to Shareholders of DWS S&P 500 Plus Fund (formerly DWS Enhanced S&P 500 Index Fund as of that date), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm and Reports to Shareholders" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 29, 2008